Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

CONTACT:	Wendell Potter, 215.761.4450
Wendell.potter@cigna.com

CIGNA BOARD DECLARES DIVIDEND, TAKES OTHER ACTIONS

PHILADELPHIA, Oct. 24, 2007 -- The board of directors of CIGNA Corporation (NYSE: CI) today declared a quarterly cash dividend of $0.01 per common share, payable on Jan. 10, 2008 to shareholders of record as of Dec. 13, 2007.

The board of directors also set Monday, Feb.25, 2008, as the record date for shareholders entitled to vote at the company's annual meeting of shareholders, which will be held at the Philadelphia Museum of Art at 3:30 p.m. on April 23, 2008.   In order to be included in the 2008 proxy statement, shareholder proposals for the 2008 annual meeting must be received by the Corporate Secretary no later than the close of business on Friday, Nov. 23, 2007.

About CIGNA

As a Business of Caring, CIGNA (NYSE: CI) provides employers with benefits, expertise and services that improve the health, well-being and productivity of their employees. With approximately 47 million covered lives in the United States and around the world, CIGNA's operating subsidiaries offer a full portfolio of medical, dental, behavioral health, pharmacy and vision care benefits and group life, accident and disability insurance.